Exhibit 99.1
For further Information, contact:
Ashley Ammon MacFarlane
Integrated Corporate Relations for TRM Corporation
Office: (203) 682-8208
TRM Corporation Announces Full Year and Fourth Quarter 2006 Financial Results
PORTLAND, Oregon, May 22, 2007 (PR Newswire) — TRM Corporation (NASDAQ: TRMM) today announced fourth quarter and full year 2006 financial results. The Company intends to file its Form 10-K no later than May 23, 2007, and, as previously announced, will host a conference call with investors at 5:00 p.m. EDT today.
Jeff Brotman, President and CEO of TRM Corporation, stated “TRM Corporation underwent substantial change in 2006 and we appreciate investors’ patience in our reporting process. Since June 2006, we have sold our U.K. photocopy business, our U.S. photocopy business, our Canadian ATM operations, our U.K. ATM operations and our German ATM operations. We have made progress in our restructuring efforts and have transferred our service organization to an independent provider, dramatically reduced the number of our employees and closed various locations. All of these efforts reflect our commitment to improve our cost structure and we expect to have a simpler and more efficient business model as a result of these actions. As of today, we are focusing on our core strength as a leader in the non-bank ATM industry in the U.S. and we are optimistic about our organic and strategic opportunities for the remainder of the year.”
Fourth Quarter 2006 Financial Results
•	Gross sales from continuing operations were $24.9 million, compared to $29.8 million in the fourth quarter 2005.

•	Gross profit from continuing operations was $3.2 million, compared to $4.0 million in the fourth quarter of 2005.

•	Operating loss from continuing operations improved to $5.5 million from $12.8 million in the fourth quarter of 2005.

•	Loss from continuing operations improved to $6.3 million from $9.3 million in the fourth quarter of 2005.

•	Loss from discontinued operations was $9.0 million in the fourth quarter of 2006.

•	Net loss (including both continuing and discontinued operations) was $15.2 million compared to $13.7 million in the fourth quarter of 2005.
Discontinued operations include our Canadian ATM, U.K. ATM, German ATM and U.S. photocopy businesses. The Company also recorded losses on asset retirements of $507,000 in the fourth quarter.

ATM SEGMENT HIGHLIGHTS

($ millions)	Q4 2006	Q4 2005	Q3 2006
Sales	$24,173	$28,660	$26,414
Discounts	14,444	19,189	16,702
Net Sales	9,729	9,471	9,712
Gross Profit	3,136	3,915	3,820
Pretax loss	(1,378)	(7,483)	(45,004)
Gross Margin (% net sales)	32%	41%	39%
ATM Sales Drivers:
Average monthly number of transacting	11,511	13,926	12,236

ATMs
Total withdrawals (millions)	9.4	11.6	11.1
Withdrawal transactions per unit per month	274	277	302
Transaction based sales per transaction	$2.35	$2.26	$2.24
Transaction based sales per unit per month	$643	$628	$676
The average number of transacting ATMs in the network during the fourth quarter of 2006 was 11,511 compared to 13,926 during the fourth quarter of 2005, total withdrawals were 9.4 million, and average monthly transactions per ATM was 274 compared to 277 in the fourth quarter of 2005. The decrease in transacting ATMs is primarily a result of attrition in ATM contracts acquired from eFunds in 2004 as well as the Company’s decision to cease renewal of certain ATM contracts operating below the Company’s targeted volume and profitability levels.
Fiscal Year 2006 Financial Results
•	Sales from continuing operations decreased 14.2 % to $111.7 million from $130.3 million in 2005.

•	Gross profit from continuing operations was $19.2 million compared to $27.8 million in 2005.

•	Operating loss from continuing operations was $58.8 million in 2006, compared to an operating loss of $10.0 million in 2005.

•	Loss from continuing operations was $56.5 million in 2006 and includes non-cash charges of $46.1 million for the impairment of certain assets.

•	Loss from discontinued operations was $63.6 million in 2006 and includes non-cash charges of $50.0 million for the impairment of certain assets.

•	Net loss (including both continuing and discontinued operations) increased to $120.1 million in 2006 from $8.9 million in 2005.
The Company’s United States ATM sales were $107.7 million in 2006 compared to $125.9 million for 2005. The $18.2 million decrease in ATM sales was due to a combination of a $16.4 million decrease in transaction-based sales and a $3.0 million decrease in service sales, partially offset by a $1.2 million increase in sales of ATM equipment.

Balance Sheet
TRM Corporation had cash and cash equivalents of $4.8 million at December 31, 2006, compared to $9.7 million at December 31, 2005, and a net working capital deficit of $2.6 million at December 31, 2006 compared to a net working capital deficit of $89.2 million at December 31, 2005. The working capital deficits were principally caused by the classification of all debt facilities as current liabilities due to loan covenant defaults. Working capital at December 31, 2006 includes $92.6 million of net assets held for sale.
In January 2007, TRM Corporation repaid substantially all of its $100 million of bank debt outstanding, leaving a balance of $2.0 million outstanding at the end of the first quarter of 2007.
Corporate Restructuring Plan
In November 2006, TRM Corporation implemented a corporate restructuring plan that sought to significantly alter the Company’s cost structure, allow for fulfillment of outstanding debt obligations, and utilize strategic relationships to lower the fixed costs of operations. This involved the reduction of controllable selling, general and administrative expenses by approximately 15%.
As part of the restructuring plan, in the fourth quarter of 2006, TRM Corporation entered into agreements to sell operations that accounted for approximately 58% of net sales in 2006. Additionally during the first quarter of 2007, TRM’s field service employees were transferred to an independent provider who assumed the cost of these employees as part of the transfer, leaving the Company with 91 employees as of March 31, 2007 compared to 364 as of December 31, 2006. Additionally, the Company closed facilities, including self storage units and service centers, as well as pursued more favorable relationships in order to aggressively reduce costs.
Richard Stern, Chief Operating Officer of TRM Corporation said, “We are encouraged with the initial results of our restructuring efforts and I want to thank all of our employees for their persistence and dedication to TRM during this period of change. While we are pleased with the material cost savings we have created as of today, our work is far from complete. We have specific goals for 2007 which, when successfully implemented, should generate incremental and material cost savings as well as allow us to grow our portfolio and ultimately enhance shareholder value.”
Management Change
TRM Corporation also announced today the appointment of Richard Stern, currently Chief Operating Officer, to the positions of President and Chief Executive Officer, effective June 15, 2007. He was also appointed to the Company’s Board of Directors, effective immediately. Jeffrey Brotman will remain with the Company as non-executive Chairman and, effective June 15, 2007, Edward E. Cohen has resigned from the Company’s board of directors and as Chairman of the Executive Committee of the Board.

Conference Call
Management will host a conference call to discuss financial results today at 5:00 pm EDT today. The call will be webcast live over the Internet from the Company’s website at http://www.trm.com/webcasts.shtml. The call will also be accessible over the phone by dialing 888-396-2298 (United States/Canada) or 617-847-8708 (all other countries), participant code #42788882.
About TRM Corporation
TRM Corporation is a consumer services company that primarily provides convenience ATM services in high-traffic consumer environments. TRM’s ATM customer base is widespread, with retailers throughout the United States. TRM operates the second largest non-bank ATM network in the United States.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by applicable law.

TRM CORPORATION
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Year ended
	12-31-05	9-30-06	12-31-06	12-31-05	12-31-06
Sales	$29,765	$27,292	$24,923	$130,268	$111,745
Less discounts	19,400	16,830	14,544	77,463	66,260

Net sales	10,365	10,462	10,379	52,805	45,485

Cost of sales:
Cost of vault cash	1,510	1,782	1,659	5,319	6,482
Other	4,863	4,900	5,502	19,652	19,837

Gross profit	3,992	3,780	3,218	27,834	19,166

Selling, general and administrative expense	11,528	7,305	8,231	32,533	31,287
Abandoned acquisition costs	5,211	—	—	5,211	—
Impairment charges	—	46,053	—	—	46,053
Equipment write-offs	67	18	507	90	583

Operating loss	(12,814)	(49,596)	(5,520)	(10,000)	(58,757)

Interest expense:
Interest expense and amortization of debt issuance costs	78	—	—	1,861	1
Loss on early extinguishment of debt	513	—	—	513	3,105
Other expense (income), net	198	(125)	759	(1,781)	(159)

Loss from continuing operations before income taxes	(13,603)	(49,471)	(6,279)	(10,593)	(61,704)

Benefit for income taxes	(4,255)	(2,395)	—	(4,493)	(5,194)

Loss from continuing operations	(9,348)	(47,076)	(6,279)	(6,100)	(56,510)

Discontinued operations:
Loss from operations	(5,948)	(51,881)	(8,961)	(3,180)	(63,004)
Provision (benefit) for income taxes	(1,594)	(102)	—	(409)	577

Loss from discontinued operations	(4,354)	(51,779)	(8,961)	(2,771)	(63,581)

Net loss	$(13,702)	$(98,855)	$(15,240)	$(8,871)	$(120,091)

BASIC AND DILUTED PER SHARE INFORMATION:

Loss from continuing operations	$(9,348)	$(47,076)	$(6,279)	$(6,100)	$(56,510)
Preferred stock dividends	—	—	—	(147)	—

Loss from continuing operations available to common shareholders	$(9,348)	$(47,076)	$(6,279)	$(6,247)	$(56,510)

Weighted average common shares outstanding	16,716	17,102	17,113	14,542	17,034

Basic and diluted net loss per share:
Continuing operations	$(0.56)	$(2.75)	$(0.37)	$(0.43)	$(3.32)
Discontinued operations	(0.26)	(3.03)	(0.52)	(0.19)	(3.73)

Net loss	$(0.82)	$(5.78)	$(0.89)	$(0.62)	$(7.05)

TRM Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2005	2006
Assets

Current assets:
Cash and cash equivalents	$9,708	$4,784
Accounts receivable, net	13,231	4,328
Income taxes receivable	211	215
Inventories	1,930	674
Prepaid expenses and other	3,610	1,579
Deferred financing costs	—	5,270
Deferred tax asset	1,036	—
Restricted cash — TRM Inventory Funding Trust	74,962	73,701
Assets held for sale	—	106,081

Total current assets	104,688	196,632

Equipment, less accumulated depreciation and amortization	71,709	11,646
Deferred tax asset	1,631	—
Goodwill	118,875	16,748
Intangible assets, less accumulated amortization	43,044	585
Other assets	1,835	833

Total assets	$341,782	$226,444

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$13,218	$5,988
Accrued expenses	14,940	8,744
Income taxes payable	—	67
Term loans and line of credit	91,605	99,318
TRM Inventory Funding Trust note payable	73,269	71,697
Current portion of obligations under capital leases	828	—
Liabilities related to assets held for sale	—	13,437

Total current liabilities	193,860	199,251

Obligations under capital leases	686	—
Deferred tax liability	5,430	—
Other long-term liabilities	380	—

Total liabilities	200,356	199,251

Minority interest	1,500	1,500

Shareholders’ equity:
Common stock	131,545	135,595
Additional paid-in capital	63	63
Accumulated other comprehensive income	2,884	4,692
Retained earnings (deficit)	5,434	(114,657)

Total shareholders’ equity	139,926	25,693

Total liabilities and shareholders’ equity	$341,782	$226,444

TRM Corporation
Adjusted EBITDA Reconciliation
(Including Both Continuing and Discontinued Operations)
(in thousands — USD)
(unaudited)

	Three months ended			Year ended
	12-31-05	9-30-06	12-31-06	12-31-05	12-31-06
Net loss	$(13,702)	$(98,855)	$(15,240)	$(8,871)	$(120,091)
Add:
Interest expense	2,468	2,787	4,327	10,235	13,002
Loss on early extinguishment of debt	513	—	—	513	3,477
Benefit for income taxes	(5,849)	(2,497)	—	(4,902)	(4,617)
Depreciation and amortization	5,183	5,046	2,975	20,009	18,072
Equipment write-offs	1,410	12	788	1,576	1,070
Impairment charges	—	96,062	—	—	96,062

EBITDA	(9,977)	2,555	(7,150)	18,560	6,975

Non-cash stock compensation expense	31	160	184	31	1,139

Adjusted EBITDA	$(9,946)	$2,715	$(6,966)	$18,591	$8,114